Exhibit 99.1
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                                         [Countrywide(R)
                                         HOME LOANS Logo]
                                         400 Countrywide Way
                                         Simi Valley, California 93065-6298

March 28, 2005

BellaVista Funding Corporation
1299 Ocean Avenue, Suite 240
Santa Monica, California  90401

Re:   BellaVista Mortgage Trust 2004-1 and BellaVista Mortgage Trust 2004-2



                             OFFICER'S CERTIFICATE


I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Inc., fka Countrywide Funding Corporation. I further certify, with respect to the Pooling and Servicing Agreement dated as of October 1, 2004 among BellaVista Funding Corporation, as depositor (the "Depositor"), The Bank of New York, as trustee (the "Trustee") and Countrywide Home Loans Servicing LP, as master servicer (the "Servicer") and the Pooling and Servicing Agreement dated as of December 1, 2004 among the Depositor, the Trustee and the Servicer (collectively, the "Agreements"),

I have reviewed the activities and performance of the Servicer during the fiscal year ended December 31, 2004 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.



/s/ Joseph Candelario                           March 28, 2005
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Joseph Candelario                               Date
First Vice President
Compliance Officer
Loan Administration




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